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                    [FIRST COMMUNITY BANCSHARES, INC. LOGO]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                   FOR MORE INFORMATION,
MARCH 28, 2003                   CONTACT: ROBERT L. SCHUMACHER
                                             AT (276) 326-9000

         FIRST COMMUNITY BANCSHARES, INC. (FCBC) APPROVED FOR LISTING ON
                         NASDAQ NATIONAL MARKET SYSTEM

     BLUEFIELD, VIRGINIA -- First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) is proud to announce that Nasdaq has approved its application for a listing on the Nasdaq National Market System. The common stock of First Community will continue to trade under the symbol "FCBC" and will commence trading on the Nasdaq National Market System effective April 1, 2003.

     The application with The Nasdaq Stock Market, Inc. to make its common stock eligible for quotation on the Nasdaq National Market System was filed by the Company in light of recent growth in the market capitalization of the Company and the continued expansion of the Company's geographic market. It is expected that the Nasdaq National listing will provide greater access to stock information for the Company and will also afford the Company broader coverage on the open market and among various market makers and stock analysts.

     The Company's approximate 9.9 million outstanding shares are held by 3,358 stockholders throughout the United States. At the recent closing price of $33.24 per share, the Company reports total market capitalization of over $329 million. The Company's current book value per share is $15.84 resulting in a market-to-book multiple of 2.1 times.

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     First Community recently completed a record setting fiscal year 2002 with net income of $24.7 million or basic and diluted earnings per share of $2.49 and $2.48, respectively, compared to $19.1 million or $1.92 per share in 2001.

         The Company recorded its 12th consecutive year and 17th of the last 18 years of increased dividends. The record $1.00 per share paid by First Community on its common stock in 2002 represents a 12.4% increase in dividends and equates to a 3.25% dividend yield based upon the stock's year-end closing price of $30.76. The year-end closing price represents an improvement of 14.8% per share over the year-end 2001 closing price of $26.79, which followed an additional 64% appreciation in the stock's market price during 2001.

         Key profitability ratios for First Community Bancshares in 2002 show the Company reporting a Return on Average Equity of 17.16% and Return on Average Assets of 1.68%. Each of these performance indicators substantially exceeds the average of the Company's national peers.

     First Community Bancshares, Inc. is a $1.5 billion bank holding company with headquarters in Bluefield, Virginia and the Parent of First Community Bank,
N. A. First Community Bank, N. A., operates in Virginia, West Virginia and North Carolina with 41 full service commercial banking locations and offers wealth management and investment advice through its wholly owned subsidiary, Stone Capital Management, Inc. The Bank, through its wholly owned subsidiary United First Mortgage, Inc., operates 11 mortgage origination offices throughout Virginia. First Community Bancshares, Inc.'s common stock will trade on the Nasdaq National Market System under its existing symbol "FCBC."

         The Company also recently announced the signing of a definitive merger agreement pursuant to which First Community Bank, N. A. will acquire The CommonWealth Bank, a Virginia-chartered commercial bank, which will expand First Community Bank's operations to the Richmond, Virginia market area and complement its existing mortgage banking and brokerage network headquartered in Richmond. The CommonWealth Bank has 4 full service offices located in the Richmond metro area and

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had total assets of $134 million, total deposits of $107 million and total stockholders' equity of $8.3 million as of December 31, 2002.

                                   DISCLAIMER

          This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.


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